Exhibit 99.1

PRESS RELEASE

10200 South De Anza Blvd	Cupertino, CA 95014	www.portal.com	Tel: 408.572.2000

Portal Software Structures Company for Future Growth and

Improved Operating and Financial Performance

CUPERTINO, CA (October 8, 2004) — Portal Software, Inc. (Nasdaq: PRSF) today announced a new corporate structure designed to drive growth, reduce costs and increase operational efficiency. The Company outlined management and organizational changes that position Portal to expand the scope and depth of key customer relationships while streamlining global operations resulting in an expected reduction of both expenses and cash burn rate of $15-19 million on an annual basis.

“We carefully analyzed Portal’s operations and determined where we needed to improve,” said Dave Labuda, president and CEO of Portal. “We are now making the changes necessary to grow our customer relationships and reduce costs to meet our key financial goal of generating positive cash flow for the 2006 fiscal year. At the same time, we are creating a more efficient and effective global operations model that is more closely aligned with what our customers want – a deeper, end-to-end business solutions partnership with Portal.”

To reach its goals, Portal will execute against the following core strategies:

•	Continue to provide superior solutions and service to all existing Portal customers

•	Acquire new customers and grow the scope and depth of current customer relationships in key regions of the world including: Northern and Southern Europe, Australia/New Zealand, Japan, India, North America and Latin America

•	Pursue new business opportunities through selective partnering in other countries and regions

“Moving forward, we plan to concentrate our investment on the customers, countries and regions that will provide the highest return on our investment and the most value for our shareholders,” commented Labuda.

To support its increased level of focus, Portal is moving from a decentralized regional general manager model to a centralized worldwide integrated sales and services model. The Company is combining its four separate regional sales operations and four separate regional services organizations into one integrated worldwide sales and services organization. This change supports a focus on key customers and target markets, reduces costs, and strengthens the connection between Portal and its customers.

Portal’s new unified sales and services organization will be led by Steve Zielenski, a telecommunications industry veteran with more than 20 years of leadership experience at companies including America Online, AT&T, Deloitte Consulting and MCI Communications. Previously at Portal, Zielenski led the Company’s Americas sales and services organization.

Portal Software Structures Company for Future Growth

Expanding his current role as Portal’s senior vice president of Marketing and Global Alliances, Portal has appointed Bhaskar Gorti to lead Portal’s global customer relationships with Vodafone and France Telecom/Orange. Portal’s deep relationships with these global service providers span the Company’s sales, services, engineering and product management organizations. Under Gorti’s singular leadership, Portal will continue to enhance and expand its relationships with these leading telecommunications companies.

Portal will also reduce expenses in countries and regions that do not support its core strategy to be a leading Revenue Management solutions provider to global communication and media service providers. Portal anticipates these activities will result in a restructuring charge of approximately $5.0 to $6.0 million, including: severance and benefit expenses of approximately $3.2 million to $4.2 million and facility related expenses of approximately $1.8 million. The majority of this charge is expected to be recognized in Portal’s third quarter fiscal year 2005. The majority of the severance and benefit costs are expected to be paid out during the third and fourth quarter of Portal fiscal year 2005 and the facilities costs are expected to be paid out over the remaining lease terms, which range from several months to several years. In addition to the restructuring charges Portal expects to incur approximately $200,000 to $300,000 of legal, accounting, and other operational expenses. Portal anticipates these activities will result in a reduction of both expenses and cash burn rate of $15-$19 million on an annual basis.

At the same time, the Company is centralizing global corporate functions, including finance, legal, human resources, engineering and information technology to create greater operational efficiency, consistent internal controls and clear accountability.

About Portal Software, Inc.

Portal is the leading worldwide provider of billing and Revenue Management solutions for the global communications and media markets. The Company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems.

Portal is the Revenue Management partner of choice to the world’s leading service providers including: Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

Statements in this release concerning Portal Software, Inc.’s business outlook, future financial and operating results, future expense reductions, and Portal’s overall future prospects are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include, but are not limited to, the following: General business and economic conditions and changes in the amount of technology spending by our customers and prospects; the timing or delay in signing, commencement, implementation and performance of projects or contracts or the delivery of products and services under them and revenue recognition issues related to same; market acceptance of Portal’s products and services; customer and industry analyst perceptions of Portal and its technology vision and future prospects; fluctuations in the market price of Portal stock that can result in unpredictable compensation expense charges; difficulties in implementing or realizing the benefits of cost reduction efforts, such as defending or settling alleged wrongful termination suits, and our ability to sublease or eliminate excess office facilities in a timely and cost effective manner; sales force training and productivity; challenges associated with recruiting, training, and retaining skilled management and other personnel; ability to establish, maintain, and effectively implement relationships with system integrators and other strategic resellers and vendors and to manage large multi-party projects involving system

Portal Software Structures Company for Future Growth

integrators and other parties; rapid technological changes; competitive factors; and unanticipated delays in scheduled product availability. These and other factors are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and our quarterly reports on Form 10-Q. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

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Copyright© 2004 Portal Software, Inc. All rights reserved. Infranet and the Portal logo are U.S. registered trademarks, and Portal is a trademark of Portal Software, Inc. All other trademarks are the property of their respective owners.

Media Contacts:

Corporate:

Kathleen Bowden at CXO Communication for Portal Software, Kathleen@cxocommunication.com, 617-247-0122